Exhibit 99.1

JOINT NEWS RELEASE

INDEPENDENT BANK CORP. AND BLUE HILLS BANCORP, INC. REPORT RECEIPT OF REGULATORY APPROVALS AND ANTICIPATED CLOSING DATE
Rockland, Massachusetts and Norwood, Massachusetts, March 26, 2019. Independent Bank Corp. (NASDAQ: INDB) (“Independent”), parent of Rockland Trust Company, and Blue Hills Bancorp, Inc. (NASDAQ: BHBK) (“Blue Hills Bancorp”), parent of Blue Hills Bank, jointly reported the following in connection with the proposed merger of Blue Hills Bancorp with and into Independent:

•	All regulatory approvals relating to the merger have been received and applicable regulatory waiting periods have expired as of March 26, 2019.

•	The merger’s legal closing will be effective April 1, 2019. The transaction remains subject to the satisfaction of customary closing conditions
.

Contacts
Independent Bank Corp. Investor: Robert D. Cozzone, Chief Financial Officer Independent Bank Corp. (781) 982-6723 Robert.Cozzone@rocklandtrust.com
Media: Ellen Molle, Public Relations Marketing Manager Rockland Trust Company (781) 982-6537 Ellen.Molle@rocklandtrust.com

Blue Hills Bancorp Investor and Media: William M. Parent, President and Chief Executive Officer Blue Hills Bancorp and Blue Hill Bank (617) 360-6520 WParent@bluehillsbank.com

About Independent Bank Corp.

Independent Bank Corp. (NASDAQ Global Select Market: INDB) has approximately $8.9 billion in assets and is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Named in 2018 to The Boston Globe’s “Top Places to Work” list for the 10th consecutive year, Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, the Cape and Islands, as well as in Worcester County and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. The Company is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, please visit www.rocklandtrust.com

About Blue Hills Bancorp.

Blue Hills Bancorp, Inc., with corporate headquarters in Norwood, Massachusetts, had assets of $2.8 billion at December 31, 2018 and operates 11 retail branch offices in Boston, Dedham, Hyde Park, Milton, Nantucket, Norwood, West Roxbury, and Westwood, Massachusetts. Blue Hills Bank is a full service, community bank with its main office in Hyde Park, Massachusetts. Blue Hills Bank’s three branches in Nantucket, Massachusetts operate under the name, Nantucket Bank, a division of Blue Hills Bank. Blue Hills Bank provides consumer, commercial and municipal deposit and loan products in eastern Massachusetts through its branch network, loan production offices and eCommerce channels. Blue Hills Bank offers commercial business and commercial real estate loans in addition to cash management services and commercial deposit accounts. Blue Hills Bank also serves consumers through a full suite of consumer banking products, including checking accounts, mortgage loans, equity lines of credit and traditional savings and certificate of deposit accounts. Blue Hills Bank has invested substantially in online technology, including online account opening and funding, online mortgage applications, online banking, mobile banking, bill pay and mobile deposits. Blue Hills Bank has been serving area residents for over 145 years. For more information about Blue Hills Bank, visit www.bluehillsbank.com.